UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                                DATASCENSION INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    238111108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|   Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following page(s)


                               Page 1 of 4 Pages

-----------------------------                      -----------------------------
CUSIP No. 238111108                   13G                      Page 2 of 4 Pages
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Longview Fund L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
NUMBER           5.    SOLE VOTING POWER
OF SHARES
BENEFICIALLY           5,809,675 shares of Common stock
OWNED            ---------------------------------------------------------------
BY EACH          6.    SHARED VOTING POWER
REPORTING
PERSON                 None
                 ---------------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       5,809,675 shares of Common Stock
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,809,675 shares of Common Stock
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|

      Excludes shares issuable upon conversion of Notes and exercise of Longview Fund L.P.'s Warrants which are subject to a 4.99% block provision.
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.628%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP No. 238111108                   13G                      Page 3 of 4 Pages
-----------------------------                      -----------------------------


ITEM 1 (a)  NAME OF ISSUER: Datascension Inc.

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            145 S. State College Blvd., Suite 350, Brea, CA 92821

ITEM 2 (a)  NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c)  CITIZENSHIP: California

ITEM 2 (d)  TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2 (e)  CUSIP NUMBER: 238111108

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

            Not applicable

ITEM 4      OWNERSHIP

            (a)   AMOUNT BENEFICIALLY OWNED: 5,809,675 Shares of Common Stock

            (b)   PERCENT OF CLASS: 15.628%

            (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                        5,809,675 Shares

                  (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                        0 Shares

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        5,809,675 Shares

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        0 Shares

-----------------------------                      -----------------------------
CUSIP No. 238111108                   13G                      Page 4 of 4 Pages
-----------------------------                      -----------------------------


ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            Not applicable


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         January 30, 2007
                                         ---------------------------------------
                                         (Date)


                                         /s/ S. Michael Rudolph
                                         ---------------------------------------
                                         (Signature)

                                         S. Michael Rudolph, CFO of Viking Asset
                                         Management LLC, as Investment Manager
                                         ---------------------------------------
                                         (Name/Title)